EXHIBIT 23.1


                   CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated February 3, 1999 relating to the consolidated financial statements of Aztar Corporation and the financial statements of Tropicana Enterprises, which appear in Aztar Corporation's Annual Report on Form 10-K for the year ended December 31, 1998. We also consent to the incorporation by reference of our report dated February 3, 1999 relating to the financial statement schedule of Aztar Corporation, which appears in such Annual Report.



/s/ PRICEWATERHOUSECOOPERS LLP

PRICEWATERHOUSECOOPERS LLP


Phoenix, Arizona
May 26, 1999